Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SMART POWERR CORP.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	16,363,247	$1.35	$22,090,383.45	0.0001381	$3,050.69

Total Offering Amounts:							$22,090,383.45		3,050.69
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,050.69

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Offering Note(s)

(1)	The shares of common stock will be offered for resale by certain Selling Stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the closing price per share of the common stock as reported on the Nasdaq Capital Market on December 29, 2025.